Exhibit 99.1

                    Pediatrix Earns $1.14 Per Share
   for 2005 Second Quarter Increases 2005 Third and Fourth Quarter
                               Guidance


    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Aug. 3, 2005--Pediatrix Medical Group, Inc., (NYSE:PDX), the nation's leading provider of newborn and maternal-fetal physician services, reported record results of operations for the three months ended June 30, 2005, as a result of strong same-unit revenue growth and contributions from acquisitions completed during the past year. Pediatrix also increased its previously issued guidance for the 2005 third and fourth quarters.
    During the 2005 second quarter, Pediatrix reported record quarterly results that include:

    -- Revenue of $173.8 million, up 14 percent over the prior year and boosted by same-unit revenue growth of 8.3 percent;

    --  Income from operations of $43.9 million;

    --  Net income of $27.1 million;

    --  Earnings per share of $1.14, an increase of 15 percent; and

    -- Cash flow from operations of $53.2 million as a result of continued focus on processes to improve collections from third-party payors.

    "These strong results reflect the sustained viability of a physician group practice model that adds value across our national network as well as to our hospital partners, payors and referring physicians by focusing on constantly improving patient care," said Roger J. Medel, M.D., Chief Executive Officer of Pediatrix Medical Group, Inc. "The combination of strong same-unit revenue growth, from a number of contributing factors, and benefits related to the completion of physician group acquisitions, made it possible for us to exceed the range of our earnings per share guidance for the 2005 second quarter."
    For the three months ended June 30, 2005, Pediatrix had net patient service revenue of $173.8 million, up 14 percent from $152.2 million for the comparable period of 2004. Same-unit revenue increased by 8.3 percent and included patient volume growth at neonatal intensive care units (NICUs) of 5.6 percent, as well as growth of other physician and screening services and growth from hospital contract revenue as a result of expanded services.
    Income from operations of $43.9 million increased by 9 percent for the three months ended June 30, 2005, as compared to $40.4 million for the same period of 2004. Pediatrix continues to effectively manage its general and administrative expenses, which remained constant at 12.9 percent of revenue for the three months ended June 30, 2005 when compared with the same period of 2004. Operating margin declined to
25.3 percent for the 2005 second quarter as compared to the 2004 second quarter as a result of a shift in reimbursement for physician services from commercial payors to government payors that occurred during the third quarter of 2004, as well as increased practice salaries, bonuses and benefits as a result of strong same-unit growth.
    Net income of $27.1 million for the 2005 second quarter was up 7 percent from $25.2 million for the 2004 second quarter. Earnings per share grew by 15 percent to $1.14 for the three months ended June 30, 2005, based on a weighted average 23.8 million shares outstanding. This growth was the result of increased net income and the impact of share repurchase programs completed during 2004. For the comparable period of 2004, Pediatrix had earnings per share of 99 cents based on a weighted average 25.5 million shares outstanding.
    During the 2005 second quarter, Pediatrix generated cash flow from operations of $53.2 million. Pediatrix invested $28.9 million during the quarter to complete four physician group practice acquisitions. During the 2005 second quarter, Pediatrix also used its cash to reduce outstanding balances under its revolving credit facility.
    Accounts receivable at June 30, 2005, were $105.9 million, and days sales outstanding decreased slightly, remaining below 60 as a result of continued improvements in cash collections from third party payors. At June 30, 2005, Pediatrix had total debt of $46.5 million which included an outstanding balance of $45.2 million under its $225 million revolving credit facility.
    For the six months ended June 30, 2005, Pediatrix had net patient service revenue of $337.9 million, compared with $300.3 million for the same period of 2004. For the first half of 2005, Pediatrix reported operating income of $73.2 million and net income of $45.1 million, which compares with operating income of $74.5 million and net income of $46.6 million for the comparable period of 2004. For the first half of 2005, earnings per share were $1.91, based on a weighted average 23.6 million shares outstanding, which compares with $1.84, based on a weighted average 25.3 million shares outstanding, for the 2004 first half. Pediatrix's results for the six months ended June 30, 2005 were impacted by a $6 million pre-tax charge to increase reserves related to an offer made to settle a Medicaid and TRICARE investigation.
    For the second half of 2005, Pediatrix believes that its non-GAAP diluted earnings per share, which excludes the impact of equity-based compensation expense, will be $1.27 to $1.29 for each of the third quarter and fourth quarters of 2005, or slightly higher than its previous guidance. On a GAAP basis, Pediatrix expects EPS of $1.14 to $1.16 for the 2005 third quarter and $1.12 to $1.14 for the 2005 fourth quarter, which includes equity compensation expense as a result of restricted stock grants to key employees as previously announced in July 2005. The revised EPS guidance assumes continued 3 to 5 percent same-unit NICU patient volume growth, and modest contributions from additional acquisitions expected to be completed this year. Pediatrix has invested approximately $70 million to complete physician group practice acquisitions during 2005. In addition, the revised guidance does not project any potential revision that could be made to the Company's reserves related to the pending Medicaid and TRICARE investigation.
    Pediatrix also announced that it settled all matters related to an investigation by the State of Nevada during the 2005 second quarter by making a nominal payment. That investigation had commenced in November 2003 and related to the Company's maternal-fetal medicine practices in Las Vegas.

    Reconciliation of Estimated non-GAAP Information

    This press release contains non-GAAP information for estimated earnings per share for the third and fourth quarters of 2005 that are adjusted to exclude the after-tax impact of equity compensation expense. Pediatrix believes that this presentation of non-GAAP guidance provides useful information to management and investors regarding financial and business trends related to its results of operations and that when non-GAAP information is viewed with GAAP information, investors are provided with a meaningful understanding of Pediatrix's ongoing operating financial performance. This information is not intended to be considered in isolation, or as a substitute for GAAP financial information. The following table reconciles this non-GAAP guidance to estimated earnings per common share in accordance with GAAP:


                                             Three Months Ended
                                       September 30,    December 31,
                                           2005            2005
                                      --------------- ----------------
Estimated GAAP EPS                    $1.14 to $1.16   $1.12 to $1.14
After-tax impact of equity-based
 compensation expense                          $0.13            $0.15
Projected non-GAAP diluted EPS         $1.27 - $1.29    $1.27 - $1.29
*T
    Investor Conference Call

    At 10 a.m. Eastern Time today, Pediatrix Medical Group, Inc., will host an investor conference call to discuss the quarterly results, operations review and earnings guidance. The conference call Webcast may be accessed from the Investors page on the Company's website, http://www.pediatrix.com. A telephone replay of the conference call will be available from 1:30 p.m. EDT today through midnight EDT August 10, 2005 by dialing 800-475-6701, access code 787289. The replay will also be available at http://www.pediatrix.com.

About Pediatrix

    Pediatrix was founded in 1979. Pediatrix physicians and advanced nurse practitioners are reshaping the delivery of maternal-fetal and newborn care, identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Its neonatal physicians provide services at more than 220 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 790 physicians in 32 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at http://www.pediatrix.com.

    Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors".


                    Pediatrix Medical Group, Inc.
                  Consolidated Statements of Income
                             (Unaudited)

                           Three months ended      Six months ended
                                June 30,               June 30,
                            2005       2004         2005       2004
                          -------     -------     -------     -------
                            (in thousands, except for per share data)
                          -------------------------------------------

Net patient service
 revenue                   $173,756   $152,187   $337,906   $300,303
                          ---------- ---------- ---------- ----------
Operating expenses:
 Practice salaries and
  benefits                   98,157     83,881    195,960    170,356
 Practice supplies and
  other operating
  expenses                    6,844      5,960     13,094     11,311
 General and
  administrative expenses    22,349     19,606     50,478     39,453
 Depreciation and
  amortization                2,529      2,337      5,176      4,700
                          ---------- ---------- ---------- ----------

 Total operating expenses   129,879    111,784    264,708    225,820
                          ---------- ---------- ---------- ----------

Income from operations       43,877     40,403     73,198     74,483
                          ---------- ---------- ---------- ----------

Investment income               199        112        376        258
Interest expense               (846)      (300)    (1,686)      (556)
                          ---------- ---------- ---------- ----------

 Income before income
  taxes                      43,230     40,215     71,888     74,185
Income tax provision        (16,103)   (14,980)   (26,778)   (27,634)
                          ---------- ---------- ---------- ----------

Net income                  $27,127    $25,235    $45,110    $46,551
                          ========== ========== ========== ==========

Per share data:
 Net income per common
  and common equivalent
  share (diluted)             $1.14      $0.99      $1.91      $1.84

 Weighted average shares
  used in computing net
  income per common and
  common equivalent share
  (diluted)                  23,822     25,457     23,643     25,278


                       Balance Sheet Highlights
                              (Unaudited)
                       ------------------------

                                      As of              As of
                                  June 30, 2005      Dec. 31, 2004
                                ------------------ ------------------
                                           (in thousands)
Assets:
Cash and cash equivalents                  $5,614             $7,011
Short-term investments                     11,407              9,961
Accounts receivable, net                  105,850            107,860
Other current assets                       25,098             27,402
Other assets                              703,192            636,655
Total assets                             $851,161           $788,889
                                ================== ==================

Liabilities and shareholders'
 equity:
Accounts payable & accrued
 expenses                                $116,074           $128,991
Total debt                                 46,453             55,312
Other liabilities                          37,286             33,555
                                ------------------ ------------------
Total liabilities                         199,813            217,858
Shareholders' equity                      651,348            571,031
Total liabilities and
 shareholders' equity                    $851,161           $788,889
                                ================== ==================


    CONTACT: Pediatrix Medical Group, Fort Lauderdale
             Bob Kneeley, 954-384-0175, x-5300
             bob_kneeley@pediatrix.com